EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of July 27, 2005, by and between GuruNet Corporation, with offices at 237 West 35th Street, New York, New York, 10001 (the “Company”) and Bruce D. Smith (“Executive”), residing at 2654 Frances Street, Bellmore, New York 11710.

WHEREAS, Executive desires to become employed by the Company, and the Company desires to employ Executive upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth. This Agreement shall be effective as of the date set forth above, and shall continue until it is terminated in accordance with Section 2 hereof. Nothing in this Agreement shall be construed as giving Executive any right to be retained in the employ of the Company, and Executive specifically acknowledges that he shall be an employee-at-will of the Company, and thus subject to discharge at any time by the Company with or without Cause and without compensation of any nature except as provided in this Agreement.

1.1.  Duties and Responsibilities. Commencing July 27, 2005 (the "Effective Date"), Executive shall serve as the Vice President of Investor Relations and Strategic Development of the Company, reporting to the CEO. Executive shall perform all duties and accept all responsibilities incident to such position as such tasks that may be reasonably assigned to him by the CEO.

1.2.  Extent of Service. Executive agrees to use Executive's best efforts to carry out Executive's duties and responsibilities under Section 1.1 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive's business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive's ability to discharge Executive's duties and responsibilities to the Company.

1.3.  Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of $175,000, payable in installments at such times as the Company customarily pays its other senior level executives.

1.4.  Bonus. Executive shall be eligible to receive an annual bonus derived from a percentage of his base salary based upon stated performance goals for the Company and Executive. The applicable percentage and performance goals will be tied to Company and individual performance and will be determined by the Company’s Compensation Committee, in consultation with the CEO.

1.5.  Option. The Company shall grant to Executive an option (the "Option") to purchase 75,000 shares of common stock of the Company at the market closing price of the stock on the Effective Date, pursuant to the GuruNet Corporation 2004 Stock Plan (the “Plan”). A form of Stock Option Agreement, attached hereto as Exhibit A, shall govern the terms and conditions of the Option.

1.6.  Change of Control Event. In the event of a “Change of Control,” as defined below, the Board shall take the necessary steps to accelerate the vesting of 50% of the Option and any options granted to Executive subsequent to this Agreement that have not vested as of the effective date of the Change of Control. Furthermore and notwithstanding the notice provision of Section 2.1, below, should Executive’s employment be terminated without cause at any time during a period of twelve (12) months subsequent to the effective date of a Change of Control, Executive will be entitled to three (3) months written notice and the Board shall take the necessary steps so that any unvested options that were granted pursuant to this Agreement and subsequent to the date of this Agreement shall vest immediately upon the effective date of Executive’s termination. A Change of Control shall mean (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of the (i) continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A Change of Control shall not be deemed to have occurred as a consequence of a secondary offering.

1.7.  Retirement and Welfare Plans. Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs made available to the Company's senior level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans.

1.8.  Reimbursement of Expenses; Vacation. Executive shall be provided with reimbursement of reasonable expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group; shall be entitled to three (3) weeks of paid vacation each year, adding one (1) day for each year from the date of initial employment up to a total maximum of twenty-two (22) days annually, and additional time off for sick leave and holidays in accordance with the Company's vacation, holiday and other pay for time not worked policies. The Company shall maintain a standard Directors & Officers Insurance policy that covers the Executive for any action during the term of his employment and maintain or cause such policy to remain in effect to cover claims that arise after Executive’s termination of employment which relate to activity that occurred prior to Executive’s termination of employment with the Company.

2.  Termination. Executive's employment shall terminate upon the occurrence of any of the following events:

2.1.  Voluntary Termination By Either Party. Either party may terminate the Executive’s employment with the Company without cause at any time upon three (3) months written notice. The Company shall have the right, in its sole discretion, to require Executive to continue working for the Company during the notice period. If the Company terminates Executive without cause pursuant to this Section 2.1, the Board shall take the necessary steps so that the period during which Executive shall be permitted to exercise his stock options, shall be extended to one (1) year from the effective date of his termination.

2.2.  Disability. The Company may terminate Executive's employment if Executive has been unable to perform the material duties of his employment due to a disability which (i) continues for more than ninety (90) days and (ii) cannot be reasonably accommodated (the "Disability"). If the Company terminates Executive's employment for Disability, Executive shall be entitled to receive the following:

(a)  The Company shall pay to Executive any amounts earned, accrued or owing but not yet paid under Section 1 above.

(b)  Executive shall receive any other benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

2.3.  Death. If Executive dies while employed by the Company, the Company shall pay to Executive's executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued or owing but not yet paid under Section 1 above and any benefits accrued or earned under the Company's benefit plans and programs. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.4.  Cause. The Company may terminate Executive's employment at any time for "Cause" upon immediate written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued or earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company. For purposes of this Section 2.4, the term "Cause" shall mean the occurrence of any one or more of the following: (i) Any act of fraud or dishonesty or gross negligence; (ii) Executive’s willful misconduct which materially injures the Company; (iii) Executive’s conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony in the jurisdiction involved, or (iv) a material breach by Executive of any other provision hereof, including but not limited to, the habitual neglect or gross failure by Executive to adequately perform the duties of his position, or of any other contractual or legal fiduciary duty to the Company.

2.5.  Notice of Termination. Any termination of Executive's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 8. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

3.  Covenant Not to Compete. Executive acknowledges that the nature of the Company's business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company while employed by the Company and for 12 months following the termination of Executive's employment by the Company, for whatever reason, it would be very difficult for the Executive not to rely on or use the Company's trade secrets and confidential information (the "Non-Compete Period"). Thus, to avoid the inevitable disclosure of the Company's trade secrets and confidential information, during the Non-Compete Period, Executive agrees not to directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), nor have any ownership interest in or participate in the financing, operation, management or control of, any person, firm, corporation or business that competes with the business the Company was pursuing or had documented concrete plans to pursue at the time of the termination of the Executive's employment as described above, or is a customer of the Company at the time of the termination of the Executive's employment. In addition, during the Non-Compete Period, Executive will not directly or indirectly: (a) solicit, encourage, recruit or take any other action which is intended to induce any other employee, independent contractor, customer or supplier of the Company or any affiliated corporation to terminate his, her or its relationship with the Company or any affiliated corporation; or (b) interfere in any manner with the contractual or employment relationship between the Company or any affiliated corporation and any employee, independent contractor, customer or supplier of the Company or any affiliated corporation. The foregoing restrictions shall not preclude Executive from purchasing, receiving or holding (directly or indirectly) solely as a passive investment 5% or less of the outstanding stock, other securities or other equity participation interests of any entity.

4.  Non-Disclosure. Executive acknowledges that during the course of his performance of services for the Company, he will acquire technical knowledge with respect to the Company’s business operations, including, by way of illustration, the Company’s existing and contemplated products (current and future), trade secrets, methods, secrets, formulas, data, patents, know how, models, compilations, business and financial methods or practices, plans, pricing, marketing, merchandising and selling techniques and information, customer lists, supplier lists, plans, price lists, technical information, data and know-how (whether for its own use or for use by Company clients) and including, without limitation, confidential information relating to the Company’s policies and/or business strategy and business and operations of the Company’s affiliates (all of such information herein referenced to as the "Confidential Information"); provided, however that the term "Confidential Information" shall not include (a) any information which is or becomes publicly available otherwise than through breach of this Agreement or (b) any information which is or becomes known or available to Executive on a non-confidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Executive. Executive agrees that he will not, while he is employed by the Company, divulge to any person, directly or indirectly, except to the Company or its officers, employees and agents or as reasonably required in connection with his duties on behalf of the Company, or use, except on behalf of the Company, any Confidential Information. Executive agrees that he will not, at any time after his employment with the Company has ended, divulge to any person directly or indirectly any Confidential Information nor use the Confidential Information in any way detrimental to the Company. Executive further agrees that if his relationship with the Company is terminated (for whatever reason) he shall not take with him but will leave with the Company all records, papers and computer software and data and any copies thereof relating to the Confidential Information (or if such papers, records, computer software and data or copies are not on the premises of the Company, Executive agrees to return such papers, records and computer software and data immediately upon his termination). Executive acknowledges that all such papers, records, computer software and data or copies thereof are and remain the property of the Company.

5.  Intellectual Property Rights. Executive agrees that all proprietary information, including but not limited to, trade secrets and know-how, corporate documents and records, investor-lists, policies, copyrights, inventions, methods, innovations, improvements, discoveries or developments relating to the Company’s business or method of conducting business, including new contributions, improvements and ideas, whether or not patentable, copyrightable or in any other way legally protected ("Inventions"), conceived or made by Executive, either solely or jointly with others, during Executive’s employment with the Company which arise out of Executive’s employment or exposure to Confidential Information shall belong to and be the sole property of the Company. Executive assigns to the Company any rights Executive may have or acquire in such Inventions and agrees to execute all instruments and documents and to perform all actions which may be reasonably requested by the Board to establish, confirm and vest in the Company such ownership.

6.  Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

7.  Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its/his own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

8.  Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

GuruNet Corporation
Building 98
Jerusalem Technology Park
Jerusalem 91481
Israel
Attention: Robert S. Rosenschein, CEO

If to Executive, to:

Bruce Smith
_______________
_______________

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

9.  Contents of Agreement; Amendment and Assignment.

(a)  This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company, after consultation with the Company’s Compensation Committee, and executed on its behalf by a duly authorized officer and by Executive.

(b)  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

10.  Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

11.  Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

12.  Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

13.  Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

14.  Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

15.  Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

GuruNet Corporation

By:	/s/ Robert S. Rosenschein
Name: Robert S. Rosenschein
Title: Chief Executive Officer

Executive

By:	/s/ Bruce D. Smith
Bruce Smith